THE CANANDAIGUA NATIONAL BANK AND TRUST COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN #1

(as amended and restated effective January 1, 2009)

1.

Purpose, Amendment and Restatement of Plan.  The Canandaigua National Bank and Trust Company (the “Bank”) established The Canandaigua National Bank and Trust Company Supplemental Executive Retirement Plan #1 (the “Plan”) effective January 1, 1994.  The primary purpose of the Plan is to attract and retain qualified personnel by permitting them to defer compensation until retirement.  Effective, January 1, 2009, the Plan is amended and restated to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”).

2.

Administration.  The Plan shall be administered by the Compensation Committee of the Bank’s Board of Directors (the “Committee”).  The Committee shall have no authority to amend or modify the terms of the Plan, but shall have authority and discretion to interpret the Plan, adopt and revise rules relating to the Plan, and make any other determinations which it believes are necessary or advisable for the proper administration of the Plan; provided, however, such authority and discretion shall be exercised in a manner consistent with the requirements of Section 409A of the Code and Treasury Regulations issued thereunder.  Any interpretation or determination by the Committee shall, unless overruled or modified by the Board, be final, conclusive and binding upon all Plan participants and any person claiming benefits or rights under the Plan by or through a Plan participant.  The Committee may, in its discretion, designate a person or persons to carry out such duties or functions as the Committee so determines.

Notwithstanding the above or any other provision of the Plan: (i) no member of the Committee shall interpret the Plan with respect to, or exercise any discretion, act on, or decide, any matter relating to himself or any of his rights or benefits under the Plan; and (ii) any duty or function which may be performed by the Committee or its delegates under the Plan may instead be performed by the Board if the Board so determines in its sole discretion.

3.

Eligibility.

a)

An Employee shall become a participant in this Plan on the first day of the year on which The Canandaigua National Bank and Trust Company Profit Sharing and 401(k) Plan operates (the “Profit Sharing Plan Year”) immediately following the first Profit Sharing Plan Year in which he:

(i)

is a participant in The Canandaigua National Bank and Trust Company Profit Sharing and 401(k) Plan (the “Profit Sharing Plan”); and

(ii)

accrues a benefit under the Profit Sharing Plan which is less than the benefit he would have accrued under the Profit Sharing Plan if that benefit were determined without regard to the annual compensation limitation imposed under Code Section 401(a)(17).

For purposes of this Plan, “Employee” means any person who is employed by the Bank.  Persons not employed by the Bank, but employed by any entity related to or affiliated with the Bank, are not eligible to participate in this Plan even if they are eligible to participate in the Profit Sharing Plan.  Furthermore, persons providing services to the Bank through temporary agencies, leasing organizations, or independent contractor arrangements, and any other person who is not treated by the Bank as a common law employee of the Bank, are not eligible to participate in the Plan, even though they subsequently may be classified as employees of the Bank for employment tax, unemployment insurance, or other purposes by a government agency or a court.

b)

A person who becomes a participant in this Plan shall be eligible to continue to participate in the Plan until the earlier of the date: (i) he is no longer an Employee and all amounts credited to his Account (as defined in Section 5) are paid to him; or (ii) he dies.

4.

Amount of Deferred Compensation.  A participant shall accrue deferred compensation under this Plan of an amount equal to the excess of: (i) the benefit he would have accrued under, and attributable to Bank contributions made to, the Profit Sharing Plan without regard to the annual compensation limitation imposed under Code Section 401(a)(17), over (ii) the benefit he actually accrues under, and attributable to Bank contributions made to, the Profit Sharing Plan, determined with regard to the annual compensation limitation imposed under Code Section 401(a)(17).  Notwithstanding the above or any other provision of this Plan, a person shall not accrue deferred compensation under this Plan with respect to any such excess occurring in a Profit Sharing Plan Year in which he is not an Employee.  All deferred compensation shall be adjusted for interest, earnings, appreciation, depreciation, losses, and expenses, as provided in Section 6 below.  A participant’s deferred compensation shall become vested and non-forfeitable as provided in Section 7 below.

5.

Plan Accounts.  Each participant’s deferred compensation under this Plan shall be credited to a bookkeeping entry maintained in the records of the Bank for purposes of recording the benefit payable to the participant under the Plan (an “Account”).  At least annually, each participant shall receive an annual statement showing the amount credited to his Account.

6.

Deemed Investments and Earnings.

a)

Each participant’s Account shall be deemed invested in the portion of the Profit Sharing Plan Trust which is not subject to investment direction of individual Profit Sharing Plan participants (such portion of the Profit Sharing Plan Trust is referred to herein as the “Predetermined

Investment”).  As of the end of each annual period, and as of such other dates as may be determined by the Committee in its discretion, each Account shall be adjusted to reflect all interest, earnings, appreciation, depreciation, losses, and expenses that the Account would have experienced had the Account actually been invested in such Predetermined Investment during that period.  The Committee may change the Predetermined Investment at any time, but only prospectively.  Unless the context indicates otherwise, all references in this Plan to deferred compensation include any deemed earnings on that deferred compensation.

b)

Notwithstanding Subsection (a) above, the Bank is obligated only to pay an amount which reflects the investment returns of the Predetermined Investment, and has no obligation to actually invest any portion of any participant’s Account, to invest or continue to invest in any specific investment asset, to liquidate any particular investment, or to apply the proceeds from the sale, liquidation, or maturity of any particular investment in any specific manner.  Any investment that the Bank actually does make in connection with this Plan will be deemed made solely for the purpose of aiding the Bank in measuring and meeting its obligations under the Plan.  The Bank will be the sole owner of all such investments and of all rights and privileges conferred by the terms of the instruments evidencing such investments.  Nothing stated herein shall cause such investments to be treated as anything but the general assets of the Bank, or cause such investments to represent the vested, secured or preferred interest of the participant or his beneficiaries designated under this Plan.

7.

Vesting.  Each participant shall be fully vested in a percentage of his Account equal to his vested percentage in that portion of his account under the Profit Sharing Plan attributable to Bank contributions.  Any portion of a participant’s Account which is not vested as of his separation from service (as described in Section 8 below) shall be forfeited on that date.

8.

Payment of Accounts.  A participant’s vested deferred compensation shall be paid to him in accordance with this Section 8.

a)

Subject to Subsections (b) through (f) below, a participant’s vested deferred compensation will be paid to him on the first day of the third calendar quarter following the date of his “separation from service” (within the meaning of Code Section 409A).  A participant shall be considered separated from service when he dies, retires, or otherwise has a termination of employment with the Bank and all related entities.  For purposes of this Plan, his employment relationship will be treated as continuing intact while he is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the individual retains a right to reemployment under an applicable statute or contract.  A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the participant will return to perform services.  If the period of leave exceeds six months and the participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period; provided, however, that where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence shall be substituted for such six-month period.  For this purpose, “related entity” means any entity that, with the Bank, is part of a controlled group within the meaning of Code Section 414(b) or Code Section 414(c), and the accompanying regulations, but substituting a 50 percent ownership level for the 80 percent ownership level in Code Section 414(b) and (c) and the accompanying regulations.

b)

A participant may elect to receive, or commence to receive, his vested deferred compensation any time after the time specified in Subsection (a) or to change the form of payment to another form of payment permitted under the Plan during the thirty (30) day period following the date he is initially eligible to participate in this Plan.  Thereafter, a participant may elect to receive, or commence to receive, his vested deferred compensation any time after the time specified in Subsection (a) or to change the form of payment to another form of payment permitted under the Plan, provided such new election: (i) shall not take effect for at least 12 months after it is made; (ii) must defer payment for a period of at least five years from the date the payment would otherwise have been paid (or, in the case of installment payments, for a period of at least five years from the date the first amount was scheduled to be paid); and (iii) must be made at least 12 months before the payment would otherwise be paid (or, in the case of installment payments, at least 12 months before the first amount was scheduled to be paid).

The forms of payment permitted under the Plan are limited to: (i) a single sum; or (ii) a series of substantially equal monthly, quarterly or annual installments paid over a predetermined period not longer than ten (10 years), except to the extent any increase (or decrease) in the amount reflects reasonable earnings (or losses) through the date the amount is paid. All installment payments shall be treated as a single payment for purposes of the Plan and Section 409A of the Code.  Each installment payment shall equal the participant’s vested Account balance prior to the distribution divided by the number of installment payments remaining prior to the distribution.

c)

A participant’s election to change the time or form of payment of his vested deferred compensation must be in writing, on a form provided by the Committee, and shall be deemed made when filed with the Committee.  The Committee shall establish uniform procedures for participants to elect to change the time or form of payment of their vested deferred compensation, and shall make its best effort to ensure that such procedures minimize any unintended taxation under the constructive receipt rule or Section 409A of the Code.   Notwithstanding any provisions in the Plan to the contrary, the Committee shall not honor any election, to the extent it would violate any provision of the Plan or Section 409A of the Code and, if any such potential violation would occur by honoring such election, the deferred compensation shall be paid as if no election had been made.  In applying this Subsection, the Committee and Bank shall treat all payments to similarly situated participants on a reasonably consistent basis.

d)

Notwithstanding the above:

(i)

A participant is permitted to change the time or form of payment of deferred compensation at any time such election is required to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

(ii)

Payment of a participant’s deferred compensation may be delayed where the Committee reasonably anticipates that making the payment will violate Federal securities laws or other applicable law (provided that the payment is made at the earliest date at which the Committee reasonably anticipates that making the payment will not cause such violation, and provided further that the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code shall not be treated as a violation of applicable law).

(iii)

Payment of a participant’s deferred compensation may be delayed to the extent that the Committee reasonably anticipates that if the payment were made as scheduled, the Bank’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), provided that the payment is made either during the participant’s first taxable year in which the Committee reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of section 162(m) or during the period beginning with the date of the participant’s separation from service and ending on the later of the last day of the taxable year of the Bank in which the participant separates from service or the 15th day of the third month following the participant’s separation from service, and provided further that where any scheduled payment to a specific participant in the Bank’s taxable year is delayed in accordance with this paragraph, the delay in payment will be treated as a subsequent deferral election unless all scheduled payments to that participant that could be delayed in accordance with this paragraph are also delayed. In the case of a participant who is a specified employee (as defined in Treasury Regulation Code Section § 1.409A) “the date six months after the participant’s separation from service” shall be substituted for “the date of the participant's separation from service” wherever such phrase appears in the first sentence of this paragraph. No election may be provided to a participant with respect to the timing of the payment under this Subsection.

(iv)

Payment of a participant’s deferred compensation may be delayed to a date after the date elected by the participant upon such other events and conditions prescribed in regulations issued under Section 409A of the Code and other applicable Internal Revenue Service guidance.

e)

The Committee shall use its best efforts to pay deferred compensation to a participant on the date specified in the Plan (the “designated payment date”), but in no event shall such payment be made later than the 15th day of the third calendar month following the designated payment date and in no event shall the participant be permitted to, directly or indirectly, designate the taxable year of the payment; provided, however: (1) if calculation of the amount of the payment is not administratively practicable due to events beyond the control of the participant (or participant’s beneficiary), the payment is made during the first calendar year in which such calculation is administratively practicable; and (2) if payment on the designated payment date would jeopardize the Bank’s ability to continue as a going concern, the payment will be made during the first calendar year in which it would not have such effect.

f)

Notwithstanding any other provision of this Plan, the Committee shall have sole discretion to accelerate the time or schedule of payment of a participant’s deferred compensation, or payment may be made under the Plan, upon any of the events or conditions below.  In no event shall any participant have such discretion, or shall the Committee provide any participant with a direct or indirect election as to whether the Committee’s discretion to accelerate a payment will be exercised.  In applying this Subsection (f), the Committee and Bank shall treat all payments to similarly situated participants on a reasonably consistent basis.

(i)

To the extent reasonably necessary to avoid violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the participant to participate in activities in the normal course of his position in which the participant would otherwise not be able to participate under an applicable rule);

(ii)

At the Committee’s discretion, to make a lump sum payment which results in the termination and liquidation of the participant’s entire interest under the Plan (including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code), and which does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided the exercise by the Committee of such discretion is evidenced in writing no later than the date of such payment;

(iii)

Any time the Plan fails to meet the requirements of Section 409A of the Code and regulations issued thereunder, provided such payment does not exceed the amount required to be included in income as a result of such failure;

(iv)

The Bank’s termination and liquidation of the Plan within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A), provided that the amounts deferred under the Plan are included in participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received) - (1) the calendar year in which the Plan termination and liquidation occurs, (2) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which the payment is administratively practicable;

(v)

The Bank’s termination and liquidation of the Plan pursuant to irrevocable action taken by the Bank within the thirty (30) days preceding or the 12 months following a change in control event (as defined for purposes of Section 409A of the Code), provided (1) all agreements, methods, programs, and other arrangements sponsored by the Bank immediately after the time of the change in control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 409A of the Code are terminated and liquidated with respect to each participant that experienced the change in control event, so that under the terms of the termination and liquidation all such participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Bank irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements, and (2)

solely for this purpose, where the change in control event results from an asset purchase transaction, the entity with the discretion to liquidate and terminate the agreements, methods, programs, and other arrangements is the entity that is primarily liable immediately after the transaction for the payment of the deferred compensation;

(vi)

The Bank’s termination and liquidation of the Plan, provided that (1) the termination and liquidation does not occur proximate to a downturn in the Bank’s financial health, (2) the Bank terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Bank that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code if the same participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated, (3) no payments in liquidation of the Plan are made within 12 months of the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred, (4) all payments are made within 24 months of the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan, and (5) the Bank does not adopt a new Plan that would be aggregated with any terminated and liquidated plan under Section 409A of the Code if the same participant participated in both plans, at any time within three years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan;

(vii)

To reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the participant, provided such payment may not exceed the amount of such taxes due as a result of participation in the Plan;

(viii)

As satisfaction of a debt of the participant to the Bank where (1) such debt is incurred in the ordinary course of the service relationship between the Bank and the participant, (2) the entire amount of reduction in any calendar year does not exceed $5,000.00, and (3) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the participant;

(ix)

Where such payments occur as part of a settlement between the Bank and the participant of an arm’s length, bona fide dispute as to the participant’s right to the deferred amount; and

(x)

Such other events and conditions as may be prescribed in regulations issued under Section 409A of the Code or other applicable guidance published by the Internal Revenue Service.

9.

Death, and Change in Control.  Notwithstanding the above provisions of the Plan, under the terms and conditions provided in Subsection (a) or (b) below, a participant’s vested deferred compensation may be paid before the date, and other than in the form, he has elected.

a)

If a participant dies before any portion of his vested Account balance has been paid to him, his vested Account balance shall be distributed in a single sum to his beneficiaries on the first day of the third calendar quarter following the date the participant dies; provided, however, this provision (i) shall not apply to any amount that would otherwise be payable in 2008, and (ii) shall not cause any amount to be payable in 2008 that would not be payable in 2008 under the terms of the Plan in effect prior to this amendment and restatement of the Plan (in which case such amount shall be paid in accordance with the terms of the Plan in effect prior to this amendment and restatement of the Plan.)  The Committee shall use its best efforts to pay deferred compensation distributable by reason of a participant’s death on the date specified in the Plan, but in no event shall such payment be made later than the 15th day of the third calendar month following the date specified in the Plan and in no event shall a beneficiary be permitted to, directly or indirectly, designate the taxable year of the payment.  A participant can designate his beneficiaries, and change his designated beneficiaries, at any time provided such designation is in writing and on a form provided by and filed with the Committee prior to his death.  If no beneficiary is designated by the participant, or if a named beneficiary has predeceased the participant and no successor beneficiary has been named, or if a beneficiary designation is otherwise ineffective, such amount shall be paid in a single sum to the person to whom the participant was legally married at the time of his death (his “surviving spouse”) or, if he has no surviving spouse, to his estate.

b)

Any participant with a vested Account balance shall receive his vested Account balance upon a change in ownership or effective control of the Bank or a change in the ownership of a substantial portion of the assets of the Bank (as these terms are defined for purposes of Section 409A of the Code).

10.

Claims.  Any participant or beneficiary of a deceased participant (such participant or beneficiary being referred to below as a “claimant”) may deliver to the Committee a written claim for a determination with respect to a benefit payable to the claimant from the Plan.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred and eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state, in detail, the determination desired by the claimant.

a)

The Committee shall consider a claimant’s claim within a reasonable time, and shall notify the claimant in writing:

(i)

That the claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii)

That the Committee has reached a conclusion contrary, in whole or in part, to the claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the claimant: (1) the specific reason(s) for the denial of the claim, or any part of it; (2) specific reference(s) to pertinent provisions of the Plan upon which such denial was based; (3) a description of any additional material or information necessary for the claimant to perfect the claim, and an explanation of why such material or information is necessary; and (4) an explanation of the claim review procedure set forth in Subsections (b) and (c) below.

b)

Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a claimant (or the claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim.  Thereafter, but not later than thirty (30) days after filing the request for review, the claimant (or the claimant’s duly authorized representative) may:

(i)

review pertinent documents;

(ii)

submit written comments or other documents; and/or

(iii)

request a hearing, which the Committee, in its sole discretion, may grant.

c)

The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred and twenty (120) days after such date.  Such decision must be written in a manner calculated to be understood by the claimant, and it must contain:

(i)

specific reasons for the decision;

(ii)

specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(iii)

 Such other information as the Committee deems relevant.

d)

A claimant’s compliance with this Section 10 is a mandatory prerequisite to a claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

11.

Participants’ Status as Creditors.  It is intended that the Plan be unfunded for tax purposes and, to any extent applicable, for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  All participants have the status of unsecured creditors with respect to all of their deferred compensation and any amount credited to their Accounts.  The benefits payable under the Plan constitute a mere promise by the Bank to make payments in the future, and do not otherwise create any rights in the participant or any beneficiaries.

12.

No Guarantee of Continued Employment.  Nothing contained in this Plan shall be deemed to give any participant the right to be retained as an employee of the Bank, nor shall any participant have any right to any benefit, except as such benefit may be provided under the terms of the Plan.

13.

Nonalienation.  The right to receive a benefit under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the participant or his beneficiaries.

14.

Indemnification.  The Bank shall indemnify, hold harmless and defend each member of the Board, each member of the Committee, and each of their designees who are employees of the Bank or any of its subsidiaries, against reasonable costs, including legal fees, incurred by them, or arising out of any action, suit or proceeding in which they may be involved, as a result of their efforts, in good faith, to defend or enforce the terms of the Plan.

15.

Expenses.  All expenses incurred in administering the Plan shall be paid by the Bank.

16.

Severability.  A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision of the Plan.

17.

Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition.  A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought.  Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

18.

Notices.  Any notices, requests, demands or other communication required or permitted to be given to a party under the Plan shall be deemed given if personally delivered or if mailed, postage prepaid, by certified mail, return receipt requested, to the party at the address listed below, or at such other address as one such party may by written notice specify to the other.

a)

if to the Committee:

Attention:  Chairman – Compensation Committee

Canandaigua National Bank
72 South Main Street
Canandaigua, New York 14424

b)

if to any party other than the Committee, to such party at the address last provided by such party in a written notice to the Committee.

19.

Governing Law.  The Plan shall be construed, administered and enforced according to the laws of the State of New York, except to the extent such laws are preempted by federal law.

20.

Compliance with the Code.  This Plan is intended to comply with the provisions of Section 409A and all other provisions of the Code.  If there is any discrepancy between the provisions of this Plan and the provisions of Section 409A of the Code, such discrepancy shall be resolved in a manner as to give full effect to the provisions of Section 409A of the Code.

21.

Consequences of Violation of Section 409A.  All participants shall be informed that they may voluntarily participate in the Plan, after being notified of their eligibility to participate in the Plan.  All Participants shall be notified of the potential tax consequences under Section 409A of the Code, if the provisions of the Plan and Section 409A of the Code are not followed, including the imposition of income taxes and income tax reporting.  All participants shall also be informed that the amount of their benefits under the Plan shall be reported to the Internal Revenue Service, as required for nonqualified deferred compensation programs.

22.

ERISA.  To the extent any provisions of ERISA apply to this Plan, it is intended to be a “top-hat plan” limited to a select group of management or highly compensated employees, within the meaning of ERISA.  The Committee shall have the discretion to take all actions necessary to preserve the “top hat” status of the Plan, including terminating the participation of any participant in the Plan, except to the extent such action would violate Section 409A.

23.

Construction of Language.  Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the male gender shall be deemed equally to refer to the feminine or the neuter.  Any reference to a Section shall be to a Section of the Plan, unless otherwise indicated.  The captions at the head of the Sections are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Plan.

24.

Amendment, Discontinuance and Termination.  At any time, the Board of Directors of the Bank may amend, discontinue or terminate the Plan; provided, however, that no amendment or discontinuance shall affect the rights of participants to benefits already credited to their Accounts under the Plan.  The ability of the Board of Directors to terminate the Plan, and the timing and manner of distributing benefits in connection with any termination of the Plan, shall in all respects comply with Section 409A of the Code.

IN WITNESS WHEREOF, the Bank has caused this amended and restated Plan to be executed this 10th day of December, 2008.

The Canandaigua National Bank and Trust Company

By:

/s/Daniel P. Fuller

Chairman of the Board

Attest:

/s/Robert G. Sheridan

/s/George W. Hamlin, IV

Secretary

President